Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account II: We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company of New York dated March 16, 2016 and on the financial statements of each sub-account within JNLNY Separate Account II dated March 22, 2016, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of JNLNY Separate Account II. /s/KPMG LLP Chicago, Illinois September 14, 2016 KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436 KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.